Exhibit 99.1

    2600 Citadel Plaza Drive

    P.O. Box 924133

    Houston, Texas 77292-4133

NEWS RELEASE

Information: Tim Goss, Phone: (713) 866-6050

WEINGARTEN REALTY INCREASES QUARTERLY DIVIDEND

5.5% AND REPORTS FOURTH QUARTER AND

FULL YEAR 2011 RESULTS

Houston, February 29, 2012 — Weingarten Realty (NYSE: WRI) announced today the results of its operations for the fourth quarter and full year ended December 31, 2011. The supplemental financial package can be found on the Company’s website under the Investor Relations tab.

Fourth Quarter Operating and Financial Highlights

•	Recurring Funds from Operations (“FFO”) increased 11.6% to $0.48 per diluted share over the same quarter of last year;

•	Same Property Net Operating Income (“NOI”) increased by 1.4% over the fourth quarter of the prior year, with retail properties up 1.8%;

•	Retail occupancy improved to 93.0% during the fourth quarter, up from 92.8% last quarter; and

•	The Board of Trust Managers increased the common dividend per share 5.5% to $0.29 per quarter or $1.16 on an annualized basis.

Financial Results

The Company reported net income attributable to common shareholders of $22.2 million or $0.18 per diluted share (hereinafter “per share”) for the fourth quarter of 2011, as compared to a net loss of $2.6 million or $0.02 per share for the same period in 2010. For the full year 2011, the Company reported a net loss of $19.9 million or $0.17 per share compared to net income of $10.7 million or $0.09 per share for the full year 2010. Included in net income for both 2011 and 2010 were non-cash impairments of $0.65 and $0.28 per share, respectively.

In accordance with the recently clarified definition of FFO issued by the National Association of Real Estate Investment Trusts, FFO excludes the effect of impairments of operating properties. Impairments of non-operating assets such as land held for future development are included in Reported FFO but are excluded in the calculation of Recurring FFO.

For the current quarter, Reported FFO was $58.1 million or $0.48 per share compared to $39.0 million or $0.33 per share for 2010. Reported FFO for 2011 excludes a non-cash impairment of an operating property of $0.02 per share. Recurring FFO for the fourth quarter of 2011 was $0.48 per share or $58.5 million. For the same quarter last year, Recurring FFO was $0.43 per share or $51.6 million which excludes an impairment of a non-operating asset of $.10 per share. This increase in Recurring FFO per share of 11.6% over the prior year was primarily due to the Company’s acquisition and new development programs and reduced interest expense due to favorable refinancing transactions.

For the full year ended December 31, 2011, Reported FFO was $173.3 million or $1.44 per share compared to $187.0 million or $1.55 per share for 2010. Reported FFO excludes impairments of operating properties of $0.30 and $0.13 per share in 2011 and 2010, respectively. Recurring FFO for 2011 was $217.7 million or $1.81 per share compared to $204.9 million or $1.70 per share for 2010. Recurring FFO excludes additional impairments of non-operating assets of $0.36 and $0.15 per share in 2011 and 2010, respectively. The increase in Recurring FFO, consistent with the quarter, was primarily due to the Company’s acquisition and new development programs and reduced interest expense.

A reconciliation of net income to both Reported and Recurring FFO is shown on the attached financial statement page and is also shown on page 5 of the supplemental package. A reconciliation presenting the effects of the clarified NAREIT FFO definition is presented on pages 46-48 of the supplemental package.

Operating Results

Same Property NOI during the fourth quarter increased by 1.4% versus a year ago, with retail properties up 1.8%. These results are primarily driven by leases that were previously signed but commenced during the quarter.

The Company produced strong leasing results again during the fourth quarter with 425 new leases and renewals totaling 1.8 million square feet and representing $20 million of annual revenue. The 425 transactions were comprised of 188 new leases and 237 renewals, representing annual revenues of $8.8 million and $11.2 million, respectively.

Retail occupancy increased to 93.0% in the fourth quarter from 92.8% in the third quarter of 2011. Industrial occupancy increased to 89.5% compared to 87.9% during the third quarter of 2011. Overall, occupancy increased to 92.1% compared to 91.6% during the third quarter of 2011.

“We are proud of the results our team achieved throughout the year. We were especially successful in leasing spaces under 10,000 square feet where we increased retail occupancy by 110 basis points during the year, a definite sign of an improving operating environment and the strength of our quality portfolio,” said Johnny Hendrix, Executive Vice President and Chief Operating Officer.

Capital Recycling

During the quarter, the Company sold five retail shopping centers, an industrial building and several land parcels for a total of $62.0 million. For the year, dispositions totaled $118.5 million and subsequent to quarter-end five other retail properties and two land parcels have been sold for $37.1 million.

The Company redeployed this capital into outstanding new investments. Acquisitions during the year totaled $68.5 million and spending on existing new development projects was an additional $35.2 million. During the quarter, the Company entered into a joint venture to develop a 258,000 square foot shopping center near Alexandria, Virginia anchored by Wegman’s, one the most successful supermarket operators on the East coast. The project is located adjacent to Fort Belvoir, an ever-expanding Army facility just outside the Beltway. The center is nearly 70% pre-leased and represents an estimated final investment of $62 million. The Company also commenced development of two other shopping centers during the year anchored by Kroger and Whole Foods.

“Our ability to execute our disposition plan has allowed us to prune certain lower-tier assets and recycle that capital into higher quality investments in our target markets, further elevating the quality of the Company’s already outstanding portfolio. We are especially pleased with the closing of Hilltop Village Shopping Center as our entry into the dynamic D.C. market,” said Drew Alexander, President and Chief Executive Officer.

Dividend

On February 29, 2012, the Board of Trust Managers declared an increase in the common dividend to $0.29 per share for the first quarter of 2012. This represents a 5.5% increase resulting in an annualized dividend of $1.16 per share. The dividend is payable in cash on March 15, 2012 to shareholders of record on March 12, 2012.

The Board of Trust Managers also declared dividends on the Company’s preferred shares. Dividends related to the 6.75% Series D Cumulative Redeemable Preferred Shares (NYSE:WRIPrD) are $0.421875 per share for the quarter. Dividends on the 6.95% Series E Cumulative Redeemable Preferred Shares (NYSE:WRIPrE) are $0.434375 per share for the same period. Dividends on the 6.50% Series F Cumulative Redeemable Preferred Shares (NYSE:WRIPrF) are $0.40625 per share for the quarter. All preferred dividends are also payable on March 15, 2012 to shareholders of record on March 12, 2012.

FFO Guidance

The Company issued full year 2012 Recurring FFO guidance in the range of $1.81 to $1.91 per share which assumes $300-$400 million of dispositions and an increase in Same Property NOI of 4-5%. A full listing of guidance and assumptions is included on page 50 of the supplemental package.

Conference Call Information

The Company also announced that it will host a live webcast of its quarterly conference call on March 1, 2012 at 10:00 a.m. Central Time. The live webcast can be accessed via the Company’s website at www.weingarten.com. Alternatively, if you are not able to access the call on the web, you can listen live by phone by calling (877) 763-1324 (conference ID # 35296878). A replay and Podcast will be available through the Company’s web site starting approximately two hours following the live call.

About Weingarten Realty Investors

Weingarten Realty Investors (NYSE: WRI) is a commercial real estate owner, manager and developer. At December 31, 2011, the Company owned or operated under long-term leases, either directly or through its interest in real estate joint ventures or partnerships, a total of 380 developed income-producing properties and 11 properties under various stages of construction and development. The total number of properties includes 313 neighborhood and community shopping centers located in 23 states spanning the country from coast to coast. The Company also owns 75 industrial projects located in California, Florida, Georgia, Tennessee, Texas and Virginia and three other operating properties located in Arizona and Texas. At December 31, 2011, the Company’s portfolio of properties was approximately 76.1 million square feet. To learn more about the Company’s operations and growth strategies, please visit www.weingarten.com.

Forward-Looking Statements

Statements included herein that state the Company’s or Management’s intentions, hopes, beliefs, expectations or predictions of the future are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 which by their nature, involve known and unknown risks and uncertainties. The Company’s actual results, performance or achievements could differ materially from those expressed or implied by such statements. Reference is made to the Company’s regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company’s performance.

Financial Statements

Weingarten Realty Investors

(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
CONDENSED CONSOLIDATED STATEMENTS OF INCOME	(Unaudited)		(Unaudited)
Rentals, net	$132,548	$131,846	$526,533	$521,376
Other Income	3,362	2,982	15,028	13,708

Total Revenues	135,910	134,828	541,561	535,084

Depreciation and Amortization	38,425	38,360	152,983	145,893
Operating Expense	26,490	27,703	101,657	102,138
Real Estate Taxes, net	15,331	15,081	64,243	61,537
Impairment Loss	3,101	12,315	58,734	33,317
General and Administrative Expense	6,589	5,897	25,528	24,993

Total Expenses	89,936	99,356	403,145	367,878

Operating Income	45,974	35,472	138,416	167,206
Interest Expense, net	(31,752)	(37,028)	(141,757)	(148,152)
Interest and Other Income, net	2,078	2,920	5,062	9,825
Equity in Earnings of Real Estate Joint Ventures and Partnerships, net	3,892	3,568	7,834	12,889
Loss on Redemption of Convertible Senior Unsecured Notes				(135)
Provision for Income Taxes	(170)	(92)	(395)	(180)

Income from Continuing Operations	20,022	4,840	9,160	41,453

Operating Income (Loss) from Discontinued Operations	2,770	1,853	(4,373)	6,687
Gain on Sale of Property from Discontinued Operations	9,626	196	10,215	1,093

Income from Discontinued Operations	12,396	2,049	5,842	7,780
Gain on Sale of Property	152	1,316	1,737	2,005

Net Income	32,570	8,205	16,739	51,238
Less: Net Income Attributable to Noncontrolling Interests	(1,528)	(1,939)	(1,118)	(5,032)

Net Income Adjusted for Noncontrolling Interests	31,042	6,266	15,621	46,206
Less: Preferred Share Dividends	(8,869)	(8,869)	(35,476)	(35,476)

Net Income (Loss) Attributable to Common Shareholders -- Basic	$22,173	$(2,603)	$(19,855)	$10,730

Net Income (Loss) Attributable to Common Shareholders -- Diluted	$22,173	$(2,603)	$(19,855)	$10,730

FUNDS FROM OPERATIONS
Numerator:
Net Income (Loss) Attributable to Common Shareholders	$22,173	$(2,603)	$(19,855)	$10,730
Depreciation and Amortization	37,271	37,944	150,668	143,393
Depreciation and Amortization of Unconsolidated Real Estate
Joint Ventures and Partnerships	5,605	5,290	22,887	20,085
Impairment of Operating Properties and Real Estate Equity Investments	2,780		28,995	15,948
Impairment of Operating Properties of Unconsolidated Real Estate
Joint Ventures and Partnerships			7,025	115
(Gain) on Acquisition			(4,559)
(Gain) on Sale of Property	(9,717)	(1,494)	(11,846)	(3,069)
(Gain) Loss on Sale of Property of Unconsolidated Real Estate
Joint Ventures and Partnerships		(104)	10	(194)

Funds from Operations -- Basic	58,112	39,033	173,325	187,008
Funds from Operations Attributable to Operating Partnership Units

Funds from Operations -- Diluted	58,112	39,033	173,325	187,008
Adjustments for Recurring FFO:
Other Impairment Loss, net of tax	355	12,315	42,417	17,369
Loss on Redemption of Convertible Senior Unsecured Notes				135
Extinguishment of Debt Cost, net			2,679
Acquisitions Costs	19	241	295	399
Litigation Settlement, net of tax			(1,040)

Recurring Funds from Operations -- Diluted	$58,486	$51,589	$217,676	$204,911

Denominator:
Weighted Average Shares Outstanding -- Basic	120,422	120,044	120,331	119,935

Weighted Average Shares Outstanding -- Diluted	121,237	120,044	120,331	120,780

PER SHARE DATA
Earnings Per Common Share -- Basic	$0.18	$(0.02)	$(0.17)	$0.09

Earnings Per Common Share -- Diluted	$0.18	$(0.02)	$(0.17)	$0.09

FFO -- Per Diluted Share
Net Income (Loss) Attributable to Common Shareholders per Share	$0.18	$(0.02)	$(0.17)	$0.09
Adjustments for Reported FFO:
Impairment of Operating Properties	0.02		0.30	0.13
Depreciation, Amortization and Other Adjustments	0.28	0.35	1.31	1.33

Reported Funds from Operations -- Diluted per Share	$0.48	$0.33	$1.44	$1.55
Adjustments for Recurring FFO:
Other Impairment Loss, net of tax		0.10	0.36	0.15
All Other Adjustments			0.01

Recurring Funds from Operations -- Diluted per Share	$0.48	$0.43	$1.81	$1.70

Weingarten Realty Investors

Financial Statements

(in thousands)

	December 31, 2011	December 31, 2010
CONDENSED CONSOLIDATED BALANCE SHEETS	(Unaudited)	(Audited)
ASSETS

Property	$4,688,526	$4,777,794
Accumulated Depreciation	(1,059,531)	(971,249)
Property Held for Sale, net	73,241
Investment in Real Estate Joint Ventures and Partnerships, net	341,608	347,526
Notes Receivable from Real Estate Joint Ventures and Partnerships	149,204	184,788
Unamortized Debt and Lease Costs, net	115,191	116,437
Accrued Rent and Accounts Receivable, net	86,530	95,859
Cash and Cash Equivalents	13,642	23,859
Restricted Deposits and Mortgage Escrows	11,144	10,208
Other, net	168,671	222,633

Total Assets	$4,588,226	$4,807,855

LIABILITIES AND EQUITY

Debt, net	$2,531,837	$2,589,448
Accounts Payable and Accrued Expenses	124,888	126,767
Other, net	107,919	111,383

Total Liabilities	2,764,644	2,827,598

Commitments and Contingencies

EQUITY
Preferred Shares of Beneficial Interest	8	8
Common Shares of Beneficial Interest	3,641	3,630
Accumulated Additional Paid-In Capital	1,983,978	1,969,905
Net Income Less Than Accumulated Dividends	(304,504)	(151,780)
Accumulated Other Comprehensive Loss	(27,743)	(21,774)

Shareholders’ Equity	1,655,380	1,799,989
Noncontrolling Interests	168,202	180,268

Total Liabilities and Equity	$4,588,226	$4,807,855